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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2017

JPX GLOBAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54793	26-2801338
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11650 South State Street, Suite 240 Draper, Utah		84020
(Address of Principal Executive Offices)		(Zip Code)

9864 E Grand River, Ste 110-301

Brighton, Michigan 48116

______________________________________________________________________________________________________________________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On August 8, 2017, JPX Global, Inc. (the “Company”) entered into that certain Settlement Agreement and Mutual General Release, dated August 8, 2017 (“Settlement Agreement”), between and among the Company and Auctus Fund, LLC (“Auctus”). Pursuant to the Settlement Agreement, and in consideration for Auctus dismissal of an outstanding judgment against the Company, the parties agreed as follows:

•	To amend that certain Convertible Promissory Note of the Company dated July 22, 2016 in the principal amount of $166,000 issued to Auctus, such that the outstanding principal amount of the note shall be increased by $54,000 the “Amended Note”); and

•	Issuance of an irrevocable letter of instruction (the “TA Letter”) reserving initially 933,333,334 shares for conversion of the Amended Note.

The foregoing description is intended only as a summary of the material terms of the Settlement Agreement and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Form 8-K and are hereby incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01 above, On August 8, 2017, the Company entered into the Settlement Agreement. Pursuant to the terms of the Settlement Agreement, and in consideration for Auctus dismissal of an outstanding judgment against the Company, the Company issued the Amended Note and the TA Letter.

With respect to the transactions noted above. Each of the recipients of securities of the Company described above is an accredited investor, or is considered by the Company to be a “sophisticated person”, inasmuch as each of them has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving the Shares in lieu of cash. No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of its shares as described above was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1 Settlement Agreement and Mutual General Release between and among JPX Global, Inc. and Auctus Fund, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPX Global, Inc.

Date: August 14, 2017	By: /s/ Chene C. Gardner
Chene C. Gardner
Chief Executive Officer